SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2002

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-22761 (Commission File Number)	23-2217932 (IRS Employer Identification No.)

1735 Market Street, Suite 2800 Philadelphia, Pennsylvania (Address of principal executive offices)	19103-7590 (Zip Code)

Registrant's telephone number, including area code:

(215) 665-5046

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

     On September 20, 2002, we entered into a $55 million revolving credit facility with Bank of America, N.A., as administrative agent, Fleet National Bank, as syndication agent, Credit Lyonnais New York Branch, as documentation agent, and the other lenders under the agreement to replace its existing credit facility that matures on December 31, 2002. The following is a summary of the material terms of the credit facility. Because this summary of the material terms of the credit facility is not complete, you should refer to the credit agreement, which is incorporated by reference as Exhibit 99.1 to this Form 8-K.

     The credit facility will bear interest on a drawn basis at a rate equal to (i) LIBOR plus 1.80% or (ii) the higher of the Bank of America prime rate and the Federal Funds rate plus 0.50%, depending on the type of loan we choose. The credit facility requires us to pay 0.375% per annum on the undrawn portion of the facility.

     The credit facility matures in 364 days, but may, at our annual request and at the sole discretion of each lender, be extended for an additional 364-day period. In addition, the credit facility permits us, in our discretion, to convert the outstanding principal amount of any loans under the facility at maturity into a one-year term loan repayable in one payment, if:

•	our insurance subsidiaries' consolidated statutory surplus is at least $625 million as of June 30, 2003;
•	our income before interest and taxes is at least $60 million for the twelve months ending June 30, 2003; and
•	no event of default or default has occurred and is continuing at maturity.

If we exercise this term-out provision, the interest rate on the outstanding principal amount will be increased by 0.50% during the term period.

     The credit facility may also be increased to an aggregate amount of $75 million with our and the lenders' consents. The credit facility must be prepaid and the lenders' commitments will be reduced by an amount equal to:

•	100% of the net cash proceeds of all asset sales, including the sale of stock of a subsidiary, over $15 million;
•	100% of the net cash proceeds from the issuance of any debt, excluding indebtedness (including the amount outstanding under the credit facility) of up to $200 million; and
•	50% of the net cash proceeds from the issuance of equity securities.

     The credit facility includes normal and customary representations and warranties for a transaction of this type, including representations and warranties with respect to corporate existence, power and authority to enter into the transaction, no violation of law, no governmental approvals and existence of perfected liens and security interests, if any. The credit facility includes normal and customary negative and financial covenants for a transaction of this type, including various financial ratio requirements, a requirement to maintain minimum consolidated statutory surplus of $500 million, a restriction on the maximum amount of debt that we may have outstanding of $200 million and restrictions on the amount of capital that we may use for dividends to shareholders and repurchase of our Class A common stock. The credit facility will be secured by a pledge of the capital stock of one of our subsidiaries, PMA Capital Insurance Company. However, the lenders will release the pledge upon our issuance of at least $75 million of other debt with a term of at least five years, provided that at such time no event of default or default has occurred and is continuing.

     Finally, the credit facility includes normal and customary events of default for a transaction of this type, including:

•	nonpayment of principal, interest or fees;
•	violation of covenants, subject to applicable cure periods;
•	inaccuracy of representations and warranties;
•	cross-default to other material agreements and indebtedness;
•	bankruptcy and other insolvency events;
•	material judgments;
•	change of control; and
•	a downgrade of our senior bank debt rating below BBB- by Standard & Poor's.

     We are using the proceeds from the credit facility along with additional funds to pay off the remaining outstanding principal amount under our current revolving credit facility of $62.5 million.

Item 7. Financial Statements and Exhibits.

         (c) The exhibit accompanying this report is listed in the Index to Exhibits on page E-1.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: September 20, 2002	By: /s/ William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief
Financial Officer and Treasurer

Index to Exhibits

Number	Description	Method of Filing

99.1	Credit Agreement, dated
September 20, 2002, by and
among, PMA Capital
Corporation, Bank of America
N.A., as Administrative Agent,
Fleet National Bank, as
Syndication Agent, Credit
Lyonnais New York Branch, as
Documentation Agent, and the other
lenders party thereto, including
	Pledge Agreement.	Filed herewith

99.2	Press Release dated September 20, 2002	Filed herewith

E-1